Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Stifel Financial Corp. relating to the Stifel Financial Corp. 2001 Incentive Stock Plan (2008 Restatement) of our report dated February 26, 2009, with respect to the consolidated financial statements and schedule of Stifel Financial Corp., and the effectiveness of internal control over financial reporting of Stifel Financial Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

July 10, 2009